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                                                                      EXHIBIT 10


                         [THE RESERVE FUNDS LETTERHEAD]



                                                              July 30, 1998





Board of Trustees
Reserve New York Tax-Exempt Trust
810 Seventh Avenue
New York, New York  10019

Gentlemen:


     I have acted as counsel to Reserve Institutional Trust, a Massachusetts business trust (the "Fund"), in connection with the registration of shares of the Primary Institutional, U.S. Goverment Institutional, U.S. Treasury Institutional and Interest Tax-Exempt Institutional Fund ("Portfolio") with the Securities and Exchange Commission.


     As counsel to the Fund, I have made such investigations and have examined and relied upon the originals or copies, certified or otherwise identified to my satisfaction, of such records, instruments, certificates, memoranda and other documents as I have deemed necessary or advisable for the purposes of this opinion.

     1. The Fund has been duly incorporated and is validly existing under the laws of Massachusetts.

     2. To the best of my knowledge, no further approval, consent or other order of the Board of Trustees is legally required in connection with the organization of the Portfolio and the registration of its shares.

     3. To the best of my knowledge, the shares of the Portfolio, when issued, will be legally issued, non-assessable and, when subscribed to, fully paid.

     I consent to the filing of this opinion as an exhibit to the Fund's registration statement under the Securities Act of 1933.


                                        Very truly yours,


                                        /s/ MaryKathleen Foynes
                                        MaryKathleen Foynes
                                        Counsel